Exhibit 99.1

For Immediate Release

Investors:

David K. Waldman/Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

HAPC ANNOUNCES REDUCTION

OF PURCHASE PRICE FOR INFUSYSTEM ACQUISITION

New York, September 19, 2007 – HAPC, Inc. (OTCBB: HAPN, HAPNW, HAPNU) announced that it and I-Flow Corporation (NASDAQ: IFLO) have signed a definitive amendment to the stock purchase agreement dated September 29, 2006 that confirms the terms of the memorandum of intent announced on September 12, 2007. HAPC will acquire all the outstanding shares of InfuSystem from I-Flow for $100 million, plus additional contingent consideration, based on HAPC achieving certain milestones. The contingent consideration will be based on the compound annual growth rate (CAGR) of HAPC’s consolidated revenue over the three year period ending December 31, 2010 and would be paid in 2011. The maximum potential amount of the contingent consideration is $12 million and would be due if HAPC achieved revenue CAGR of 50% over the three year period. The definitive amendment reducing the purchase price from $140 million follows a comprehensive re-evaluation of the acquisition due to prevailing conditions within the financial markets. HAPC will pay the aggregate consideration through a combination of up to $85 million in cash and a promissory note for the balance. HAPC has filed with the Securities and Exchange Commission and provided to shareholders, a supplement to its definitive proxy statement.

Sean McDevitt, Chairman of HAPC, commented, “As a result of this favorable reduction in the acquisition price for InfuSystem, our balance sheet after the business combination will be significantly enhanced, allowing us more flexibility to pursue our intended organic growth strategy as well as explore strategic initiatives. InfuSystem currently provides billing and collection services for approximately 1,550 physician practices across the United States and has agreements with over 100 managed care plans covering over 125 million managed care lives. This nationwide platform provides an enormous competitive advantage and will allow us to layer on additional products and services to InfuSystem’s installed base of physician and oncology practices around the country. We look forward to the shareholder vote on September 26, 2007 and closing the acquisition shortly thereafter.”

About InfuSystem, Inc.

InfuSystem provides external ambulatory infusion pump services to doctors and their patients allowing for the gradual delivery of a drug over a period of days in the privacy of one’s home, rather than higher dose treatments, as is the case of chemotherapy administered in a hospital setting or doctor’s office.

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About HAPC, Inc.

HAPC is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in HAPC’s publicly filed documents.

Additional Information and Where to Find It

HAPC’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE PROXY SUPPLEMENT, BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents and other relevant documents filed by HAPC with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at: www.sec.gov.

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